As filed with the Securities and Exchange Comminon on August 3, 2012        File No.  333-179886
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1 / A ( Amendment No. 1 to Form S-1) REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RECURSOS MONTANA S.A.
(Exact name of Registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation or organization)
1000
(Primary Standard Industrial Classification Code Number)
98-1032170
(I.R.S. Employer Identification Number)
1st Street, #3, Cerros del Atlantico Puerto Plata, Dominican Republic Tel: 037-0022-0092
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
AMERICAN CORPORATE ENTERPRISES, INC. 123 West Nye LN, Suite 129, Carson City, NV 89706 Tel: (775) 884-9380
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Lawler & Associates 4960 S. Gilbert Road, Suite 1-111 Chandler, Arizona 85012 Tel: (602) 466-3666 Fax: (602) 633-1617

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)		Smaller reporting company [ X ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investor	30,000,000	$0.002	$60,000	$6.88

(1) Represents shares issued by Recursos Montana S.A. in a private placement transaction completed on September 29, 2010 .
(2) This price was arbitrarily determined by Recursos Montana S.A.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED AUGUST, 2012

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

RECURSOS MONTANA S.A.

PROSPECTUS

30,000,000 SHARES OF COMMON STOCK

This prospectus relates to the offering and sale of 30,000,000 shares of the common stock of Recursos Montana S.A. at a fixed price of $0.002 per share.  The shares are being sold by Luis Asdruval Gonzalez Rodriguez, our Chief Executive Officer and director, and Miguel Guillen Kunhardt, our Chief Financial Officer and director, as follows:

	Number of Shares	Price per Share	Net Proceeds to Holder
Luis Asdruval Gonzalez Rodriguez	15,000,000	$0.002	$30,000
Miguel Guillen Kunhardt	15,000,000	$0.002	$30,000

Each of Mr. Rodriguez and Mr. Kunhardt will be acting as underwriters in respect of the sale of the shares.  The shares were originally sold to Mr. Rogriguez and Mr. Kunhardt at a price of $0.001 per share and are being resold by them at a price of $0.002 per share.  We will not receive any of the proceeds received by selling shareholders with respect to this offering other than the original subscriptions proceeds paid by the selling shareholders for the shares.  None of the proceeds from the sale of the shares will be placed in escrow, trust or similar account.   The offering will terminate nine months after this prospectus is declared effective by the SEC.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

Shares of our common stock are not quoted or traded on any market or securities exchange.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading market for our common stock may never materialize.  Even if a public trading market materializes, the shares sold under this prospectus must be sold at a fixed price of $0.002 per share as Mr. Rodriguez and Mr. Kunhardt are acting as underwriters.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages [INSERT PAGE NUMBER] through [INSERT PAGE NUMBER] before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: August, 2012

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RECURSOS MONTANA S.A.
PROSPECTUS

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GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our prospectus:

Bed	The smallest distinctive division of stratified series.
Cleavage	The breaking of a mineral along its crystallographic planes.
Clinopyroxene	A group name for monoclinic pyroxenes.
Crystallographic planes	Any set of parallel and equally spaced planes that may be supposed to pass through the centers of atoms in crystals.
Deformation	The process of folding, faulting, shearing, compression or extension of the rocks as a result of various forces of the Earth.
Deposits	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploitation.
Diorite	A dark, granite-textured, crystalline rock rich in plagioclase and having little quartz.
Fault Zones	A fault that is expressed as a zone of numerous small fractures.
Feldspars	Group of abundant rock forming minerals occurring principally in igneous, plutonic and some metamorphic rocks.
Fiji Fracture Zone	Extends in an east-west director and is located north of Fiji.
Folds	A curve or bend of a planar structure such as rock strata, bedding planes, foliation or cleavage.
Gabbro	A group of dark-colored, basic intrusive igneous rocks composed principally of basic plagioclase and clinopyroxene.
Gradational	Act or process of forming or arranging in grades, stages or steps.
Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.
Granodiorite	An igneous rock with greater than 20% quartz and at least 65% of the feldspar is plagioclase.
Hunter Fracture Zone	Extends in an east-west direction and divides the north and south of the Fiji basins.
Igneous	A rock that is formed from molten or partly molten material.
Lode	A mineral deposit in solid rock.
Metamorphic	A rock that changed to another under the influence of heat, pressure or some other agent.
Mica	A group of chemically and physically related aluminum silicate minerals, which are common in igneous and metamorphic rock.
Mineralization	The hydrothermal deposition of economically important metals in the formation of ore bodies or lodes.
Ore	A naturally occurring material from which a mineral or minerals of economic value can be extracted profitably.
Plagioclase	A group of feldspars containing a mixture of sodium and calcium feldspars.
Plane	A level surface bounded by straight lines.
Plutonic	Rocks formed at great depth.
Pyroxene	A group of chiefly magnesium-iron minerals.

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Quartz	A very hard mineral composed of silica. Found in many different types of rocks, including sandstone and granite.
Tellurides	Ores of the precious metals (chiefly gold) containing tellurium.
Tellurium	A brittle, silvery-white metallic element usually found in combination with gold and other metals.
Thermal	Applied to springs that discharge water heated by natural agencies.
Tonalite	A quartz diorite igneous rock intermediate in quartz content between a diorite and granodiorite.
Trenching	The removal of overburden to expose the underlying bedrock.
Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.
Volcanic	Rocks formed from magma erupted from a volcano.

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PROSPECTUS SUMMARY

This summary highlights material information appearing elsewhere in this prospectus.  You should read the entire prospectus before making an investment decision to purchase our common stock.  As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Recursos” refers to Recursos Montana S.A.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

Overview of Our Business

We were incorporated on September 23, 2010 under the laws of the State of Nevada.  Our principal office is located at 1st Street, #3, Cerros del Atlantico, Puerto Plata, Dominican Republic and our registered agent’s office is located at 123 West Nye Lane, Suite 129, Carson City, Nevada 89706.  Our telephone number is 037-0022-0092 and our e-mail address is “getup84@hotmail.com”.

We are a pre-exploration stage company engaged in the acquisition and exploration of mineral properties. We hold 100% title to a mineral claim consisting of 72.5 hectares (185 acres) called the “Vunidawa Gold Claim.”  The Vunidawa Gold Claim is located approximately 60 kilometers (96 miles) southwest of Korovou, Fiji  Our plan is to conduct mineral exploration activities on the Vunidawa Gold Claim in order to assess whether it possesses commercially extractable deposits of gold.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of—

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of the Vunidawa Gold Claim. We are presently in the pre-exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Vunidawa Gold Claim, or if such deposits are discovered, that we will enter into further substantial exploration programs.   We currently do not have sufficient financial resources to meet the anticipated costs of completing the exploration program for the Vunidawa Gold Claim.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.

The Offering

The Offering:
The selling stockholders are offering up to 30,000,000 shares of our common stock, par value $0.001 per share, at a fixed price of $0.002 per share.  Each of Mr. Rodriguez and Mr. Kunhardt will be acting as underwriters for this Offering.  Mr. Rodriguez and Mr. Kunhardt purchased shares of our common stock offered in a private placement transaction on September 29, 2010 at a price of $0.001 per share. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).  The proceeds of any sale of our common stock made by Mr. Rodriguez and Mr. Kunhardt under the Offering will be kept by them.

Common Stock Outstanding Before and After the Offering:
75,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus.  All of the common stock to be sold under this prospectus will be sold by Mr. Rodriguez and Mr. Kunhardt as an underwriter of the Offering.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by Mr. Rodriguez and Mr. Kunhardt.
Termination Date:	This offering will terminate nine months after this prospectus is declared effective by the SEC.

Risk Factors

See “Risk Factors” below and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The quotation price of our common stock, if we obtain a public quotation at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

Because we are a pre-exploration stage company, we face a high risk of business failure.

To date, our primary business activities have involved the acquisition of the Vunidawa Gold Claim.  We have not earned any revenues as of the date of this report. Potential investors should be aware of the difficulties normally encountered by pre-exploration stage companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our pre-exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to ever generate any operating revenues or achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have no known mineral reserves.

We are in the initial phase of our exploration program for the Vunidawa Gold Claim.  It is unknown whether this property contains viable mineral reserves.  If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we have insufficient capital resources or because it is not be economically feasible to do it, we may have to cease operations and you may lose your investment.  Mineral exploration is a highly speculative endeavor.  It involves many risks and is often non-productive.  Even if mineral reserves are discovered on our property our production capabilities will be subject to further risks and uncertainties including:

(i)
Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Vunidawa Gold Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of our mineral property. These include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  Our mineral property does not contain a known body of commercial ore and, therefore, any program conducted on our mineral property would be an exploratory search of ore.  There is no certainty that any expenditures made in the exploration of our mineral property will result in discoveries of commercial quantities of ore.  Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources to purchase such claims. If we do not have sufficient capital resources and are unable to obtain sufficient financing, we may be forced to abandon our operations.

Assurance of Title

We have taken all reasonable steps to attempt to ensure that proper title to the Vunidawa Gold Claim has been obtained and that all grants of such rights thereunder, if any, have been registered with the appropriate public offices. Despite the due diligence conducted by us, there is no guarantee that title to such Vunidawa Gold Claim will not be challenged or impugned. Our mineral property interests may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects.

We face significant competition.

We are a pre-exploration stage company.  We compete with numerous other companies and individuals possessing greater financial resources and technical facilities than itself in the search for, and acquisition of, mineral claims, leases and other mineral interests, as well as the recruitment and retention of suitably qualified individuals.  They competitors may spend greater amounts on retaining such personnel, which could cause delays in our exploration program or cause our business to fail.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

The market prices of commodities, including copper and gold, are volatile and are affected by numerous factors which are beyond our control. These factors include international supply and demand, consumer product demand, international economic trends, currency exchange rate fluctuations, interest rates, inflation, global or regional political events, as well as a range of other market forces. Sustained downward movements in commodity prices, including copper or gold, could render less economic, or uneconomic, some or all of the exploration activities to be undertaken by us.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

We, as a participant in exploration and mining programs, may become subject to liability for hazards such as unusual geological or unexpected operating conditions that cannot be insured against or against which we may elect not to be so insured because of high premium costs or other reasons. We are currently uninsured against all such risks as such insurance is either unavailable or uneconomic at this time. We also currently have no keyman insurance or property insurance as such insurance is uneconomical at this time.  We will obtain such insurance once it is available and, in the opinion of the board of directors, economical to do so.  We may incur a liability to third parties (in excess of any insurance cover) arising from pollution or other damage or injury.

Because executive officers and directors do not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Our executive officers and directors do not have any formal training as a geologist and do not have training in the technical aspects of managing a mineral exploration company.  As such, we rely on independent geological consultants to make recommendations to us on work programs on our mineral property. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry.  Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use.  Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

The Vunidawa Gold Claim is located in Fiji and is subject to changes in political conditions and regulations in that country.

The Vunidawa Gold Claim is located in Fiji.  In the past, Fiji has been subject to political and social instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities.  Our mineral exploration activities in Fiji may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our Vunidawa Gold Claim.  Finally, Fiji’s status as a developing country may make it more difficult for us to obtain required financing for our property.

Due to the significant costs associated with reporting under the Exchange Act, there is a risk that our business could fail.

Upon the Registration Statement being declared effective by the SEC, we will become a reporting company under the Exchange Act.  As a result, we will be required to file annual and quarterly reports and proxy materials with the SEC.  Due to the significant cost associated with meeting these reporting obligations, we may have insufficient funds for the exploration and development of our Vunidawa Gold Claim which may cause our business to fail.

Risks Related To The Ownership of Our Stock

Because our executive officers and directors currently own 100% of our issued and outstanding shares and is anticipated to own 60% of our issued and outstanding shares upon completion of this offering, investors may find that corporate decisions controlled by our executive officers and directors are inconsistent with the interests of other stockholders.

Our executive officers and directors, who are underwriters to this offering , currently own 100% of our issued and outstanding shares of common stock and are anticipated to own 60% of our issued and outstanding shares upon completion of this offering. Accordingly, in accordance with our Articles of Incorporation and Bylaws, our executive officers and directors are able to control who is elected as a director and thus could act, or could have the power to act, as our management. Since our executive officers and directors are not simply passive investors, but is also our executive officers and directors, their interests as an executive officers and directors may, at times, be adverse to those of passive investors.  Where those conflicts exist, our shareholders will be dependent upon them exercising, in a manner fair to all of our shareholders, their fiduciary duties as an officers or as a directors.

We will likely conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We sold 75,000,000 shares of our common stock at a price of $0.001 per share to our executive officers and directors.  We will not receive any of the proceeds received by the selling stockholders pursuant to the Offering to which this Registration Statement relates, other then the subscription price already paid by the selling stockholders for the securities being sold in this Offering.  We will likely be required to conduct additional equity offerings in the future to finance our exploration program or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than the price per share under this prospectus. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us could become diluted.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. Upon obtaining a sufficient number of shareholders, we intend to apply for quotation of our common stock on the OTC Bulletin Board.  However, we can provide no assurance that our shares will be approved for quotation on the OTC Bulletin Board or, if quoted, that a public market will materialize.  If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Securities Exchange Act of 1934 (the “Exchange Act”).  The shares will remain classified as a penny stock for the foreseeable future.  The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-1 through 15g-10 of the Exchange Act.  Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the underwriters, Mr. Rodriguez and Mr. Kunhardt.  The common stock being sold through this prospectus was sold by us to Mr. Rodriguez and Mr. Kunhardt on September 29, 2010 at a price of $0.001 per share or aggregate proceeds of $30,000.

DETERMINATION OF OFFERING PRICE

The $0.002 per share offering price of our common stock was arbitrarily determined based on our internal assessment of what the market would support.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for quotation of our common stock upon our becoming a reporting entity under the Exchange Act and upon completion of this Offering.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  Mr. Rodriguez and Mr. Kunhardt are deemed to be underwriters for this Offering and must offer his shares at a fixed price of $0.002 per share even if our shares are quoted on the OTC Bulletin Board prior to the termination of this Offering.

DILUTION

There will be no dilution to our existing stockholder(s) as the common stock to be sold in this Offering is common stock that is currently issued and outstanding.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering 30,000,000 shares of common stock.  The selling stockholders acquired the shares of common stock from us at a price of $0.001 per share in a private placement offering on September 29, 2010.  The private placement was exempt from registration under section 4(2) of the Securities Act.

The following table provides information regarding the beneficial ownership of our common stock held by the selling stockholders as of July 31, 2012 , the total number of shares that are to be offering by the selling stockholders, and the total number of shares that will be owned by the selling stockholders upon completion of the Offering.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Luis Asdruval Gonzalez Rodriguez(3)	45,000,000	60%	15,000,000	30,000,000	40%
Miguel Guillen Kunhardt(3)	30,000,000	40%	15,000,000	15,000,000	20%
TOTAL	75,000,000	100%		45,000,000	60%

Notes:

(1)
The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants.

(2)	The percentages of beneficial ownership are based on 75,000,000 shares of common stock issued and outstanding.
(3)	Mr. Rodriguez is our Chief Executive Officer, President and director and an underwriter to this offering .
(4)	Mr. Kunhardt is our Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and director and an underwriter to this offering.

PLAN OF DISTRIBUTION

The shares of our common stock being offered through this prospectus will be sold by each of Luis Asdruval Gonzalez Rodriguez and Miguel Guillen Kunhardt as underwriters.  Each of Mr. Rodriguez and Mr. Kunhardt will commence selling the shares being offered promptly after this registration statement is declared effective and he may continue to sell those shares on a continuous basis thereafter.  The shares being sold by selling stockholders will be sold at a fixed price of $0.002 per share, even if a public trading market for our common stock develops.

The selling stockholders will keep all of the proceeds from any sales of the shares Offering in this prospectus.  We can provide no assurance that all or any of the common stock offered will be sold.  The estimated costs of this Offering are $13,507.  We are bearing all costs relating to the registration of the common stock.

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. Each of Mr. Rodriguez and Mr. Kunhardt are deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales.  In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be deemed to be an underwriter, he must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock; and

2.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If another underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

Each of Mr. Rodriguez and Mr. Kunhardt is aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by him, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholders are distributing shares covered by this prospectus.  Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our authorized capital is comprised of 250,000,000 shares of common stock, par value of $0.001 per share, of which 75,000,000 shares of common stock issued and outstanding.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of the Nevada Revised Statutes (“NRS”) and Section 8 of our Bylaws, at least one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business.  Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote.  Certain fundamental corporate changes such as the sale of all of our assets, completing a merger or amending our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities.  There are no redemption or sinking fund provisions applicable to our common stock.

In the event of the liquidation, dissolution or winding up of our affairs, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividend Rights

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose.  NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the ordinary course of business, or our total assets would be less than the sum of our total liabilities.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries.  Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Lawler & Associates has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Madsen & Associates, CPA’s Inc. (“Madsen”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Madsen has presented its report with respect to our audited financial statements.  The report of Madsen is included in reliance upon their authority as experts in accounting and auditing.

James McAdams, prepared our geological evaluation report entitled “Summary of Exploration of the Vunidawa Property Korovou, Fiji”.  Mr. McAdams graduated with a Bachelor of Science in Geology and a Masters of Science from the University of Queensland and is an exploration geologist.

INFORMATION WITH RESPECT TO RECURSOS MONTANA S.A.

Business

We were incorporated on September 23, 2010 pursuant to the laws of the State of Nevada.

We are a pre-exploration stage company engaged in the acquisition and exploration of mineral properties. We hold a 100% interest in a mineral property that we call the “Vunidawa Gold Claim” consisting of approximately 72.5 hectares (approximately 185 acres).  The Vunidawa Gold Claim is located 60 kilometers (96 miles) southwest of Korovou, Fiji.

To date, we have not commenced exploration activities on the Vunidawa Gold Claim.  Our plan is to implement our exploration program on the Vunidawa Gold Claim in order to assess whether it possess mineral deposits of gold capable of commercial extraction.  A description of the Vunidawa Gold Claim is provided under the heading “Properties” below.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of the Vunidawa Gold Claim. We are presently in the pre-exploration stage of our business and we can provide no assurance that commercially viable mineral deposits exist on the Vunidawa Gold Claim, or that, if such deposits are discovered, we will be able to enter into further substantial exploration or development programs.  Further exploration is required to determine the economic and legal feasibility of the Vunidawa Gold Claim.

Compliance with Government Regulations

The Mineral Resources Department (“MRD”) is the statutory body that regulations mining in Fiji.  For the acquisition, exploration and development of mining tenements in Fiji, we are required to adhere to the Mining Act (1978) of Fiji.  All prospecting licences, permits to mine, and mining leases are subject to established reporting requirements. Currently, title to the Vunidawa Gold Claim allows us to engage in exploratory work on the property.  However, we will be required to obtain mining permits and leases if we wish to engage in drilling activity and remove earth from the property for the purpose of extracting minerals.  In addition, the MRD may revoke licenses in the event that they are not maintained in good standing.  Information and data regarding areas currently under licence are confidential to the MRD, although once prospecting or mining rights have been abandoned or relinquished; these data become the property of Government and become publicly available through MRD.

Environmental regulation is administered through the Environment Management Act (2005) (the “EMA”), which is administered by the Environment Department of Fiji.  Any new mining project, including an exploratory drill program , requires an environmental impact assessment (“EIA”) to be undertaken with an environment management plan (“EMP”) to mitigate any environmental issues outlined in the EIA.  In order to obtain approval for mining permits and leases , we will be required to have an EIA and EMP approved by the Department of Environment.

Competition

We are a pre-exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral properties of merit, on exploring their mineral properties and on developing their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.  We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, transportation, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we have no employees other than our executive officers and directors, each of whom are part-time employees devoting approximately five hours per week to our operations.

To date, we engaged one consultant, James McAdams, to prepare a geological report on the Vunidawa Gold Claim.  Other than Mr. McAdams, we have not engaged any other consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Properties

Our office is located at 1st Street, #3, Cerros del Atlantico, Peurto Plata, Dominican Republic, which is the personal residences of Mr. Rodriguez, our Chief Executive Officer, President and director. As this is the personal resident of Mr. Rodriguez, we will utilize approximately 300 square feet, being a portion of the space, for our operations, which will be adequate due to the initial stages of our operations.

We currently do not own any physical property or any real property.  We own a 100% interest in a mineral property called the Vunidawa Gold Claim.

Vunidawa Gold Claim

On October 28, 2010, we acquired the Vunidawa Gold Claim from Morris Ventures LLC for $5,000.  The Vunidawa Gold Claim consists of 72.5 hectares (approximately 185 acres), located 60 kilometers (96 miles) southwest of Korovou, Fiji.

Information relating to the Vunidawa Gold Claim:

Name of Claim:	Vunidawa Gold Claim

License Number:	AG2476895

Title Number:	FT236798

Latitude:	17°49’12” South

Longitude:	178°21’00” East

Parcel Identifier:	385-9765 FT

Claim Unit:	9 Unit Claim Block, 72.5 Hectares

Application Entered On:	November 3, 2010

Registered Owner:	Recursos Montana S.A.

Assignment Transfer:	Morris Ventures LLC

Assignment Number:	FA984123

Accessibility, Climate, Locale Resources, Infrastructure and Topography

The Vunidawa Gold Claim is accessible from Korovou, Fiji by traveling on the country’s only highway system which for the most part consists of one lane in each direction and by taking an all weather gravel road. The town of Korovou has an experienced work force and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are present in Korovou.

Tropical mountain forests grow at lower elevations in the northwest corner of the Vunidawa Gold Claim and good rock exposure is found along the peaks and ridges in the eastern portion of the claim. The climate is mild year round with the rainy season falling from May to October.

Vunidawa Gold Claim
November 5th 2010
Vunidawa
N
Viti
Levu
Province of
Tailevu
2 inches = 65 kilometeres
Korovou
Kings Road
Princess Road
Vunidawa Claim
Nausori

Legend

Cities   Gold Claim   Roads

History

Gold was first reported in the area by Fijian and British prospectors over 50 years ago. Mineral claims were recorded in 1956 in the surrounding areas.

During the 1990s, a number of exploration companies have drilled properties to the west of the Vunidawa Gold Claim.

Regional Geology

Fiji lies at the midpoint of opposing Tonga Kermadec and new Hebrides convergence zones, separated from the actual convergence zones by two extensional back-arc basins which are the North Fiji Basin to the west and the Lau Basin to the east in addition to a series of transform faults including the Fiji Fracture Zone and the Matthew Hunter Ridge. Many of the reconstructions of the past configuration of the is part of the Pacific indicate, however, that Fiji was not so long ago an integral part of the Pacific “Rim of Fire”; the complex plate boundary between Pacific and the Indo Australia plates; a boundary which is well recognized as the locus of several major world-class porphyry copper gold and epithermal gold systems.

Property Geology

The principal bedded rocks for the area of Vunidawa Gold Claim are volcanic rocks which are exposed along a wide axial zone of a broad complex.

The main igneous intrusions consist of the Medrausucu consisting of gabbros and tonalities. Age data indicate that the intrusive stocks are intermediate in age between Savura Volcanic Group rocks west of the area and the younger Tertiary Wainimala Group rocks exposed to the east.

Irregular shaped masses of granite are seen in both sharp and gradational contact with the diorite. The different phases of Medrausucu are exposed from north of the Vunidawa Gold Claim to just east of the town of Korovou and are principal host rocks for gold veins at the Korovou Gold Mine.

Repeated cycles of folding, faulting and deformation has created a complex structural history in the Korovou area. Major faults strike north and northeasterly and coincide with zones of the Savura Volcanic Group. The principal shear direction changes from northwest in the area of the Korovou Gold Mine to north south in the area north of Korovou.

The major transform fault areas are the Fiji Fracture Zone and the Hunter Fracture Zone. One system consists of a set of perpendicular fractures, which strike approximately at right angles to each other, and at acute angles to the trend of formations. The other system consists of two sets of fractures with opposing dips, but which strike parallel to each other and to the trend of the overall formations. The first system contains the principle veins of the area and are younger than the second system. The Savura Volcanic Group represent the most important and continuous fractures in the first system.

On a regional basis this area of Fiji is notable for epo-thermal type gold deposits of which the Korovou Gold Mines are typical examples.

Mineralization is located within a large fractured block created where prominent northwest-striking shears intersect the north striking caldera fault zone. The major lodes cover an area of two square kilometers and are mostly within 800 meters of the surface. Lodes occurs in dipping northwest striking shears, flat fractures and shatter blocks between shears.

Gold mineralization at the Vunidawa Property mainly occurs in tellurides and there is also significant gold mineralization in pyrite.

Mineralization

No mineralization has been reported for the area of the property but structures and shear zones affiliated with mineralization on adjacent properties pass through it.

Geological Report

We engaged James McAdams to prepare a geological evaluation report on the Vunidawa Gold Claim. Mr. McAdams has been practicing his profession as a Geologist for the past 35 years. Mr. McAdams attended University of Queensland and obtained a Bachelor of Science degree in Geology in 1969 and a Master of Science in 1973.

Mr. McAdams visited the Vunidawa Gold Claim between November 1 and November 3, 2010.  In preparing the report, Mr. McAdams reviewed previous exploration data in the region.  The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral property.

Mr. McAdams’ geological evaluation report on the Vunidawa Gold Claim summarizes the history of the exploration of the Vunidawa Gold Claim and the region, the regional and local geology of the Vunidawa Gold Claim and the mineralization and the geological formations identified as a result of prior exploration. The geological report also gives conclusions regarding potential mineralization of the Vunidawa Gold Claim and recommends an exploration program to be conducted on it.

Conclusions and Recommendations

In Mr. McAdam’s report, he noted that the area is well known for numerous productive mineral occurrences including the Korovou Gold Mines. The locale of the Vunidawa Gold Claim is underlain by the same rock units of the Savura Volcanic Group that are found at those mineral occurrence sites.  These rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite. Structures and mineralization probably related to this intrusion are found throughout the region and occur on the claim. They are associated with all the major mineral occurrences and deposits in the area.

Mineralization found on the claim is consistent with that found associated with zones of extensive mineralization. Past work however has been limited and sporadic and has not tested the potential of the Vunidawa Gold Claim.  Potential for significant amounts of mineralization to be found exists on the Vunidawa Gold Claim and it merits intensive exploration.

A two phased exploration program to further delineate the mineralized system currently recognized on Vunidawa Gold Claim is recommended.

Phase I will consist of air photo interpretation of the structures, survey and geochemical soil sample surveying regionally to identify other areas on the claim geological mapping, both regionally and detailed on the area of the main showings, geophysical survey using both magnetic and electromagnetic instrumentation in detail over the area of the showings and in a regional reconnaissance that are mineralized and in detail on the known areas of mineralization. We anticipate that we will be implementing this exploration program in the forth quarter 2012 and it will take approximately 2-3 weeks to complete.  The anticipated cost of this program is $26,266.

Depending on the results of Phase I, we will follow-up with a diamond drill program on the Vunidawa Gold Claim.  The drill program will focus on key targets identified in the Phase I exploration program and will total approximately 1,000 to 1,500 feet of diamond drilling.  We anticipate that the drill program will take one month to complete and will cost approximately $200,000.

Legal Proceedings

We are not currently a party to any legal proceedings.  There are no material proceedings to which our executive officers, directors and stockholders are a party adverse to us or has a material interest adverse to us.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a registered agent in the State of Nevada.  Our registered agent for this purpose is Budget Corp. of 2050 Russett Way, Carson City, NV 89703.  All legal process and any demand or notice authorized by law to be served upon us may be served upon our registered agent in the State of Nevada in the manner provided in NRS 14.020(2).

Market Price of and Dividends on Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is currently no public market for our common stock.  We anticipate making an application for quotation of our common stock on the OTC Bulletin Board upon: (i) the effectiveness of the registration statement of which this prospectus forms a part; and (ii) our obtaining a sufficient number of stockholders to enable our common stock to become quoted on the OTC Bulletin Board.  However, we can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;  (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant  terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's  account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have two stockholders.

Rule 144 Shares

In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 750,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Rule 144 is not available for either a reporting or non-reporting shell company, as defined under Rule 405 of the Securities Act, unless the company:

●           has ceased to be a shell company;

●           is subject to the Exchange Act reporting obligations;

●           has filed all required Exchange Act reports during the preceding twelve months; and

●	at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

Registration Rights

We have not granted registration rights to any person.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) obtain a sufficient number of shareholders to enable our common stock to be quoted on the OTC Bulletin Board.  We plan to file a Registration Statement on Form 8-A with the SEC concurrently with, or immediately following, the effectiveness of this Registration Statement on Form S-1.  The filing of the Registration Statement on Form 8-A will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Registration Statement on Form S-1.  We must be a reporting company under the Exchange Act in order for our common stock to be eligible for quotation on the OTC Bulletin Board.  We believe that the registration of this Offering may facilitate the development of a public market in our common stock if our common stock is approved for quotation on the OTC Bulletin Board.

We believe that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our exploration program, we may need to raise additional capital.  We believe that obtaining reporting company status under the Exchange Act and quotation on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends.   The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Securities Authorized for Issuance

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Financial Statements

Audited financial statements for the period from inception on September 23, 2010 to July 31, 2011, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Balance Sheet as at July 31, 2011;

(c)	Statement of Operations for the period from September 23, 2010 (date of inception) to July 31, 2011;

(d)	Statement of Stockholders' Equity for the period from September 23, 2010 (date of inception) to July 31, 2011;

(e)	Statement of Cash Flows for the period from inception from September 23, 2010 (date of inception) to July 31, 2011; and

(f)	Notes to Financial Statements.

Unaudited financial statements for the nine months ended April 30, 2012 , including:

(a)	Balance Sheets as at April 30, 2012 and July 31, 2011;

(b)
Statement of Operations for the three months ended April 30, 2012 and 2011, for the nine months ended April 30 , 2012, for the period from September 23, 2010 (date of inception) to January 31, 2011, and for the period from September 23, 2010 (date of inception) to April 30 , 2012;

(c)
Statement of Cash Flows for the nine months ended April 30, 2012, for the period from September 23, 2010 (date of inception) to January 31, 2011 and for the period from September 23, 2010 (date of inception) to April 30 , 2012; and

(d)	Notes to Financial Statements.

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants	Murray, Utah, 84107
Telephone: 801-268-2632
Fax: 801-262-3978

To the Board of Directors and
Stockholders of Recursos Montana S.A.
(A Pre-Exploration Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Recursos Montana S.A. (A Pre-Exploration stage company) (The Company) as of July 31, 2011, and the related statements of operations, stockholders' equity, and cash flows for period from September 23, 2010 (date of inception) to July 31, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness for the company’s internal control over financial reporting.   Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Recursos Montana S.A. (a Pre-Exploration Stage Company) as of July 31, 2011, and the results of its operations and its cash flows for period from September 23, 2010 (date of inception) to July 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

“Madsen & Associates CPA’s, Inc.”
Murray, Utah
September 15, 2011

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
BALANCE SHEET
July 31, 2011

ASSETS

CURRENT ASSETS

Cash	$ 66,486

Total Current Assets	$ 66,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ -

Total Current Liabilities	-

STOCKHOLDERS’ EQUITY

Common stock
250,000,000 shares authorized, at $0.001 par value;
75,000,000 shares issued and outstanding	75,000
Deficit accumulated during the pre-exploration stage	(8,514)

Total Stockholders’ Equity	66,486

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 66,486

The accompanying notes are an integral part of these financial statements.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
STATEMENT OF OPERATIONS
For the period from September 23, 2010 (date of inception) to July 31, 2011

From September 23, 2010 (date of inception) to July 31, 2011

REVENUES	$ -

EXPENSES

Impairment loss on mineral claim	5,000
General and administrative	3,514

NET LOSS	$ (8,514)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.00)

WEIGHTED AVERAGE OUTSTANDING SHARES

Basic and diluted	73,790,323

The accompanying notes are an integral part of these financial statements.

RECURSOS MONTANA S.A.
 (Pre-Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

Period September 23 2010 (date of inception) to July 31, 2011

	Common Shares	Stock Amount	Deficit Accumulated during the Pre-Exploration Stage	Total Stockholders’ Equity

Balance September 23, 2010	-	$ -	$ -	$ -
$
Issuance of common shares for cash – $0.001 September 29, 2010	75,000,000	75,000	-	75,000

Net loss	-	-	(8,514)	(8,514)

Balance as at July 31, 2011	75,000,000	$ 75,000	$ (8,514)	$ 66,486

The accompanying notes are an integral part of these financial statements

RECURSOS MONTANA S.A..
(Pre-exploration Stage Company)
STATEMENT OF CASH FLOWS
For the period from September 23, 2010 (date of inception) to July 31, 2011

From September 23, 2010 (date of inception) to July 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (8,514)

Adjustments to reconcile net loss to net cash (Used) in operating activities:

Impairment loss on mineral claim	5,000

Net Cash (Used) in Operating Activities	(3,514)

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of mineral claim	(5,000)

Net Cash (Used) in Investing Activities	(5,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock	75,000

Net Cash Provided by Financing Activities	75,000

Net Increase in Cash	66,486

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$ 66,486

The accompanying notes are an integral part of these financial statements

RECURSOS MONTANA S.A..
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2011

1.           ORGANIZATION

Organization

The Company, Rucursos Montana S.A., was incorporated under the laws of the State of Nevada on September 23, 2010 with the authorized capital stock of 250,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the exploration stage and is considered to be in the pre-exploration stage.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then the basic and diluted per share amounts are the same.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

RECURSOS MONTANA S.A..
 (Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2011

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On July 31, 2011 the Company had a net operating loss carry forward of $8,514 for income tax purposes.  The tax benefit of approximately $2,554 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.  Losses will begin to expire in 2031.

Impairment of Long-lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  The assets are subject to impairment consideration under ASC 360-10-35-17 if events or circumstances indicate that their carrying amounts might not be recoverable.   When the Company determines that an impairment analysis should be done, the analysis will be performed using rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Foreign Currency Translations

The books of the Company are maintained in United States dollars and this is the Company’s functional and reporting currency. Transactions denominated in other than the United States dollar are translated as follows with the related transaction gains and losses being recorded in the Statement of Operations:

Monetary items are recorded at the rate of exchange prevailing as at the balance sheet date;

Non-Monetary items including equity are recorded at the historical rate of exchange; and

Revenues and expenses are recorded at the period average in which the transaction occurred.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2011

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition

Revenue from the sale of minerals will be recognized when a contract is in place and minerals are delivered to the customer.

Mineral claim acquisition and exploration costs

The cost of acquiring mineral properties or claims is initially capitalized and then tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Mineral exploration costs are expensed as incurred.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

RECURSOS MONTANA S.A..
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2011

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Recent Accounting Pronouncements

The Company does not expect that the adoption of recent accounting pronouncements will have a material impact on its financial statements.

3.           AQUISITION OF MINERAL CLAIM

On October 28, 2010, the Company acquired the Vunidawa Gold Claim located in the Republic of Fiji from Morris Ventures LLC., an unrelated company, for the consideration of $5,000.  The Vunidawa Gold Claim is located 60 kilometres southwest of the city of Korovou in Fiji.  Under law of Fiji, the claim remains in good standing as long as the Company has an interest in it.   There are no annual maintenance fees or minimum exploration work required on the Claim.

The acquisition costs have been impaired and expensed because there has been no exploration activity nor has there been any reserve established and we cannot currently project any future cash flows or salvage value.

4.           SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

The two Officers of the Company have acquired 100% of the common stock issued.

5.           CAPITAL STOCK

On September 29, 2010, Company completed a private placement consisting of 75,000,000 common shares at $0.001 per share sold to its two Directors for a total consideration of $75,000.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
BALANCE SHEETS
	April 30, 2012	July 31, 2011
	(Unaudited)	(Audited)

ASSETS

CURRENT ASSETS

Cash	$ 58,997	$ 66,486

Total Current Assets	$ 58,997	$ 66,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 8,826	$ -
Advances from related parties	233	-

Total Current Liabilities	9,059	-

STOCKHOLDERS’ EQUITY

Common stock
250,000,000 shares authorized, at $0.001 par value;
75,000,000 shares issued and outstanding	75,000	75,000
Deficit accumulated during the pre-exploration stage	(25,062)	(8,514)

Total Stockholders’ Equity	49,938	66,486

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 58,997	$ 66,486

The accompanying notes are an integral part of these unaudited financial statements.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
STATEMENT OF OPERATIONS
(Unaudited)
For the three months ended April 30, 2012 and 2011, for the nine months ended April 30, 2012, for the period from September 23, 2010 (date of inception) to April 30, 2011, and for the period from September 23, 2010 (date of inception) to April 30, 2012

	For the three months ended April 30, 2012	For the three months ended April 30, 2011	For the nine months ended April 30, 2012	From September 23, 2010 (date of inception) to April 30, 2011	From September 23, 2010 (date of inception) to April 30, 2012

REVENUES	$ -	$ -	$ -	$ -	$ -

EXPENSES

Impairment loss on mineral claim	-	-	-	5,000	5,000
Legal	1,500	-	1,500	-	1,500
General and administrative	8,465	1,014	15,048	3,514	18,562

NET LOSS	$ (9,965)	$ (1,014)	$ (16,548)	$ (8,514)	$ (25,062)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)

WEIGHTED AVERAGE OUTSTANDING SHARES

Basic and diluted	75,000,000	75,000,000	75,000,000	72,945,205

The accompanying notes are an integral part of these unaudited financial statements.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
STATEMENT OF CASH FLOWS
For the nine months ended April 30, 2012, for the period from September 23, 2010 (date of inception) to April 30, 2011, and for the period from September 23, 2010 (date of inception) to April 30, 2012
(Unaudited)

	For the nine months ended April 30, 2012	From September 23, 2010 (date of inception) to April 30, 2011	From September 23, 2010 (date of inception) to April 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (16,548)	$ (8,514)	$ (25,062)

Adjustments to reconcile net loss to net cash (Used) in operating activities:

Impairment loss on mineral claim	-	5,000	5,000
Changes in accounts payable	8,826	-	8,826

Net Cash (Used) in Operating Activities	(7,722)	(3,514)	(11,236)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of mineral claim	-	(5,000)	(5,000)

Net Cash (Used) in Investing Activities	-	(5,000)	(5,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Advances from related parties	233	-	233
Proceeds from issuance of common stock	-	75,000	75,000

Net Cash Provided by Financing Activities	233	75,000	75,233

Net Increase in Cash	(7,489)	66,486	58,997

Cash at Beginning of Period	66,486	-	-

CASH AT END OF PERIOD	$ 58,997	$ 66,486	$ 58,997

The accompanying notes are an integral part of these unaudited financial statements

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2012

(Unaudited)

1.           ORGANIZATION

The Company, Rucursos Montana S.A., was incorporated under the laws of the State of Nevada on September 23, 2010 with the authorized capital stock of 250,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the exploration stage and is considered to be in the pre-exploration stage.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then the basic and diluted per share amounts are the same.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

RECURSOS MONTANA S.A.
 (Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2012

(Unaudited)

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowance are as follows (“NOL” denotes Net Operating Loss):

Period Ended	Estimated NOL Carry-Forward	NOL Expires	Estimated Tax Benefit from NOL	ValuationAllowance	Net Tax Benefit

7/31/11	$ 8,514	2031	$ 2,554	$ (2,554)	$ -

4/30/12	16,548	2032	4,964	(4,964)	-

	$ 25,062		$ 7,518	$ (7,518)	$ -

The total valuation allowance as of April 30, 2012 was $7,518 which increased by $4,964 for the nine months ended April 30, 2012.

Impairment of Long-lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  The assets are subject to impairment consideration under ASC 360-10-35-17 if events or circumstances indicate that their carrying amounts might not be recoverable.   When the Company determines that an impairment analysis should be done, the analysis will be performed using rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2012
(Unaudited)

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Foreign Currency Translations

The books of the Company are maintained in United States dollars and this is the Company’s functional and reporting currency. Transactions denominated in other than the United States dollar are translated as follows with the related transaction gains and losses being recorded in the Statement of Operations:

Monetary items are recorded at the rate of exchange prevailing as at the balance sheet date;

Non-Monetary items including equity are recorded at the historical rate of exchange; and

Revenues and expenses are recorded at the period average in which the transaction occurred.

Revenue Recognition

Revenue from the sale of minerals will be recognized when a contract is in place and minerals are delivered to the customer.

Mineral claim acquisition and exploration costs

The cost of acquiring mineral properties or claims is initially capitalized and then tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Mineral exploration costs are expensed as incurred.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2012
(Unaudited)

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of recent accounting pronouncements will have a material impact on its financial statements.

3.           ACQUISITION OF MINERAL CLAIM

On October 28, 2010, the Company acquired the Vunidawa Gold Claim located in the Republic of Fiji from Morris Ventures LLC., an unrelated company, for the consideration of $5,000.  The Vunidawa Gold Claim is located 60 kilometres southwest of the city of Korovou in Fiji.  Under law of Fiji, the claim remains in good standing as long as the Company has an interest in it.   There are no annual maintenance fees or minimum exploration work required on the Claim.

The acquisition costs have been impaired and expensed because there has been no exploration activity nor has there been any reserve established and we cannot currently project any future cash flows or salvage value.

RECURSOS MONTANA S.A.
(Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
April 30, 2012
(Unaudited)

4.           SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

During the nine months ended April 30, 2012, a Director made advances to the Company in the amount of $233.

The two Officers of the Company have acquired 100% of the common stock issued.

5.           CAPITAL STOCK

On September 29, 2010, Company completed a private placement consisting of 75,000,000 common shares at $0.001 per share sold to its two Directors for a total consideration of $75,000.

Management’s Discussion of Financial Condition and Results of Operation

Results of Operations

We have not realized any revenues to date and do not anticipate realizing revenues until such time as we enter into commercial production of our mineral property. We are can provide no assurance that we will discover commercially exploitable levels of mineral resources on our mineral property, or if such deposits are discovered, that we will enter into further substantial exploration programs.

From September 23, 2010 (date of inception) to April 30, 2012

During the period from inception to April 30, 2012, we recorded a net loss of $25,062.  The expenses consisted of accounting and audit fees of $7,845, consulting fees of $5,600, filing fees of $1,016, legal fees of $1,500, impairment loss on mineral claim of $5,000, incorporation costs of $325, office expenses of $2,823, and transfer agent fees of $953.

Professional fees primarily relate to services to register the Certificate of Title to the Vunidawa Gold Claim, and impairment loss on mineral claim relates to costs associated with our acquisition of the Vunidawa Gold Claim.

Three Months ended April 30, 2012; Nine Months Ended April 30, 2012 and from September 23, 2010 (date of inception) to April 30, 2011

  During the three months ended April 30, 2012 and 2011 we recorded net losses of $9,995 and $2,500 respectively and for the nine months ended April 30, 2012 and 2011 we recorded net losses of $16,548 and $8,150 respectively.   The following represents the expenses incurred during the above noted periods:

Expenses		Three months ended April 30, 2012	Three months ended April 30, 2011	Nine months ended April 30, 2012	From Sept. 23, 2010 (date of inception) to April 30, 2011

Accounting and audit	i	$ 2,065	$ -	$ 7,845	$ -
Consulting	ii	5,600	-	5,600	-
Impairment loss on mineral claim	iii	-	-	-	5,000
Incorporation costs	iv	-	-	-	325
Filing fees	v	616	-	616	400
Legal	vi	1,500	-	1,500	-
Office	vii	184	1,014	323	2,500
Transfer fees	viii	-	-	664	289

Total for the period		$ 9,965	$ 1,014	$ 16,548	$ 8,514

i	No financial statements were audited for the period ended April 30, 2011 due to the year end being selected as of July 31. The first audited financial statements were as of July 31, 2011.

ii	The preparation of the Form S-1.

iii	Write off of funds paid for the Vunidawa Gold Claim.

iv	Incorporation of Recursos Montana S.A. in the State of Nevada.

v
The filing fees for April 30, 2012 represent edgarizing charges for filing the Form S-1 with the SEC and the filing fees for April 30, 2011 represent the cost to file the incorporation application  filed with the State of Nevada.

vi	Payment to Lawler & Associates for legal opinion on tradability of shares under the registration statement.

vii	Relates to photocopy, delivery and fax charges for both periods note above.

viii	Payment in 2012 for filing the Annual Report of Officers and Directors with the State of Nevada and obtaining a business license.

Liquidity And Capital Resources

As of April 30, 2012, we had cash of $58,997 and working capital of $49,938 as compared to cash of $66,486 and working capital of $66,486 as at July 31, 2011.  The decrease in cash and working capital is primarily due to legal and accounting expenses incurred in connection with the preparation of this prospectus.

We currently have sufficient financial resources to meet the anticipated costs of this Offering, which are estimated at $13,507, and to implement Phase I of our exploration program for the Vunidawa Gold Claim, which is estimated at $26,266.

In the event that we elect to carry out Phase II of our exploration program, subject to the results of Phase I of our exploration program, we will require additional financing in order to meet the costs of such an exploration program.  We anticipate that such financing will through the sale of our equity securities or debt financing.  There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may rely on loans from our executive officers and directors.  However, there is no assurance that our executive officers or directors will provide us with any additional funds if and when needed.

Off-Balance Sheet Arrangements

None.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

We have had no changes in or disagreements with our principal independent accountant.

Directors and Executive Officers

Our executive officers and directors and their respective age and titles are as follows:

Name of Director	Age	Position
Luis Asdruval Gonzalez Rodriguez (1)	30	Chief Executive Officer, President and Director
Miguel Guillen Kunhardt (1)	46	Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director
Note:
(1)	Each of Mr. Rodriguez and Mr. Kunhardt are deemed to be underwriters to this offering.

Luis Asdruval Gonzalez Rodriguez has been our Chief Executive Officer, President and Director since our inception.  Mr. Rodriguez graduated from the Universidad Catolica Nordestana with a degree in Engineer Geology.   Mr. Roridguez’s business experience has involved working as an employee and/or consultant for various mining companies over the past eight years.  In 2004, Mr. Rodriguez commenced work as an engineer in of new project developments for Rosario Dominicana Mining Company until 2006.  From 2006 to 2008, Mr. Rodriguez working with Promotara AS as resident engineer and general supervisor.  Since 2008, he has worked with Kuky Silverio Industry.   Mr. Rodriguez has providing consulting services to various mining companies, including Falconado, Barrick Gold and Energold, and has provided independent feasibility and environmental impact studies on various mineral projects.

Mr. Rodriguez is a member of the Dominican Association of Engineers, Architects and Geologists.

Miguel Guillen Kunhardt has been our Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director since inception.  Mr. Kunhardt holds an electrical engineering degree from Institute of Technology, Dominican Republic in 1989 and a master in administrative engineering in 2004.  Mr. Kunhardt’s previous business experience includes director of the Electrical Corporation of the Dominican Republic from 1991 to 2003.  Previously, Mr. Kunhardt was employed with Unitrade International, a global logical corporation, whereby he was responsible for implementing and reviewing new projects and internal controls.  Mr. Kunhardt was also director and Chief Financial Officer of Ideal Standard, a ceramic company, where he was responsible for financial and tax matters of the company, and a project manager for Shwager Energy where he oversaw projects involving energy efficiency, electrical and control automatics for its international clients.  Currently, Mr. Kunhardt is the owner a various business in Dominican Republic, including gas stations and fast food businesses.

Mr. Kunhardt is currently a member of the Dominican and American Chamber of Commerce.

Our executive officers and directors do not have any formal training as a geologist and do not have training on the technical and managerial aspects of managing a mineral exploration company.  Each of Mr. Rodriguez and Mr. Kunhardt have not had any prior managerial and consulting positions have been in the mineral exploration industry.  Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company.  We do not have any employees who have professional training or experience in the mining industry.  We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until they resign or are removed in accordance with the provisions of the Nevada Revised Statutes.   Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our executive officers and directors.

We conduct our business through agreements with consultants and arms-length third parties.  Currently, we have no formal consulting agreements in place.  We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Vunidawa Gold Claim whereby we will pay him $350 per day.  There is no term to this agreement and it is not subject to a minimum number of days to be provided by the consultant.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors.

Executive Compensation
Summary Compensation Table

No compensation was awarded to, earned by, or paid to our named executive officers or directors during the period from September 23, 2010 to April 30, 2012.

Outstanding Equity Awards

We do not have any stock options outstanding.  No stock options or stock appreciation rights under any stock incentive plans were granted to our officers or directors since our inception.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 31, 2012 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities of our shares of common stock, (ii) our executive officers and directors, and (iii) our named executive officers as defined in Item 402(m)(2) of Regulation S-K. Unless otherwise indicated, the stockholder listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Security Ownership of Management
Common Stock	Luis Asdruval Gonzalez Rodriguez Chief Executive Officer, President and Director	45,000,000 (Direct)	60.0%
Common Stock	Miguel Guillen Kunhardt Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director	30,000,000 (Direct)	40.0%
Common Stock	All Officers and Directors as a Group (2 persons)	75,000,000 (Direct)	100.0%

Security Ownership of Certain Beneficial Owners
Common Stock	Luis Asdruval Gonzalez Rodriguez Chief Executive Officer, President and Director	45,000,000 (Direct)	60.0%
Common Stock	Miguel Guillen Kunhardt Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director	30,000,000 (Direct)	40.0%

Notes:
(1)
A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 31, 2012.  As of July 31, 2012, there were 75,000,000 shares of our common stock issued and outstanding.  Each of Mr. Rodriguez and Mr. Kundhart are deemed to be underwriters to this offering.

Changes in Control

There are no arrangements which may result in a change in control in the future.

Related Party Transactions and Director Independence

Related Party Transactions

On September 29, 2010, we issued 45,000,000 shares of common stock at a price of $0.001 per share to Luis Asdruval Gonzalez Rodriguez, our Chief Executive Officer, President, director and an underwriter to this offering , and 30,000,000 shares of our common stock at a price of $0.001 per share to Miguel Guillen Kunhardt, our Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer, director and an underwriter to this offering .  The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Director Independence

Our common stock is not currently listed on a national securities exchange or an inter-dealer quotation system.  We intend to apply to have our common stock quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  Under NASDAQ Rule 5605(a)(2), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  As Mr. Rodriguez and Mr. Kunhardt are each executive officers and directors, we have determined that they are not independent directors as defined under NASDAQ Rule 5605(a)(2).

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SUBJECT TO COMPLETION, DATED  AUGUST 2012

PROSPECTUS

RECURSOS MONTANA S.A.

30,000,000 SHARES OF COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses Of Issuance And Distribution

The estimated costs of the offering are as follows:

Expenses(1)	US($)
Accounting Fees	5,000
Legal Fees	5,000
Miscellaneous Expenses	2,000
SEC Registration Fee	7
Transfer Agent Fees	1,500
Total	13,507

Note:
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be paid by the selling stockholders.  The selling stockholders, however, will pay any other expenses incurred in selling their shares, including any brokerage commissions or costs of sale.

Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and Bylaws.

Indemnification

Under Chapter 78 of the Nevada Revised Statutes, we are required to indemnify our officers and directors if they are successful at defending any action, suit or proceeding brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of the Company.

Chapter 78 of the Nevada Revised Statutes further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of the Company, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of the Company against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to the Company, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

Under Chapter 78 of the Nevada Revised Statutes, we are required to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

Recent Sales Of Unregistered Securities

On September 29, 2010, we issued 75,000,000 shares of our common stock at a price of $0.001 per share for total proceeds of $75,000 pursuant to Section 4(2) of the Securities Act.  Of the 75,000,000 shares of our common stock, we issued 45,000,000 shares of our common stock to Luis Asdruval Gonzalez Rodriguez, our Chief Executive Officer, President and director, and 30,000,000 shares of our common stock to Miguel Guillen Kunhardt, our Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director.  These shares are restricted shares as defined in the Securities Act.
Exhibits
Index of Exhibits
Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation.(1)
3.2	Bylaws. (1)
5.1	Opinion of Lawler & Associates.
10.1	Assignment Agreement dated October 28, 2010 between Morris Ventures LLC and Recursos Montana, S.A.(1)
23.1	Consent of Lawler & Associates [see Exhibit 5.1].
23.2	Consent of Madsen & Associates, CPA’s Inc., Certified Public Accountants.
23.3	Consent of James McAdams,Geologist.
99.1	Certificate of Title – Republic of the Fiji Islands(1)
Note:
(1)	Previous filed as an exhibit to our Registration Statement on Form S-1 filed on March 2, 2012.

Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Puerto Plata, Dominican Republic, on August 3, 2012 .

RECURSOS MONTANA S.A.
By:	“Luis A. G. Rodriguez”
LUIS ASDRUVAL GONZALEZ RODRIGUEZ
Chief Executive Officer, President and Director
(Principal Executive Officer)

Date:	August 3 , 2012

By:	“Miguel G. Kunhardt”
MIGUEL GUILLEN KUNHARDT
Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director
(Principal Financial Officer)

Date:	August 3, 2012

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	Luis A. G. Rodriguez”
LUIS ASDRUVAL GONZALEZ RODRIGUEZ
Chief Executive Officer, President and Director
(Principal Executive Officer)

Date:	August 2, 2012

By:	“Miguel G. Kunhardt”
MIGUEL GUILLEN KUNHARDT
Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director
(Principal Financial Officer)

Date:	August 3, 2012